"COFFEE PEOPLE(R)"
                                   [Logo](TM)
                      GOOD COFFEE             NO BACK TALK(R)

FOR IMMEDIATE RELEASE
-------------------------------------
For more information, contact:

Ken Ross                   Alton McEwen                       Dolores Chenoweth
Chief Financial Officer    President and COO                  Investor Relations
Coffee People, Inc.        Second Cup, US Operations          503-291-1924
503-672-3300               408-633-6300

                      COFFEE PEOPLE, INC. ANNOUNCES MERGER
                   WITH U.S. OPERATIONS OF THE SECOND CUP LTD.

         Combination Creates Specialty Coffee Retailer with 317 Outlets

PORTLAND, OR, November 13, 1997 -- Coffee People, Inc. (NASDAQ:MOKA) today announced plans to combine its operations with the U.S. operations of The Second Cup Ltd. (Toronto:SKL). The move strengthens the combined company's position as the second largest specialty coffee retailer in the United States with a total of 317 stores throughout the nation and in six other countries.
         The two companies have signed a definitive agreement that provides for Gloria Jean's Inc., a wholly owned subsidiary of Second Cup, to combine its 272-store operation, including 240 franchised stores, with Coffee People which operates 45 company-owned retail stores. Following the merger, Coffee People expects to continue trading on the Nasdaq Stock Market under the current MOKA ticker symbol.
         For the fiscal year ended June 28, 1997, Gloria Jean's had systemwide sales of $101 million and revenue of $30.2 million. In the most recent 12 months ended September 30, 1997, Coffee People reported revenue of $17.3 million.
         "Both companies have undergone substantial operational change in recent months which has resulted in improved financial performance and prospects," said Taylor H. Devine, president and chief executive officer of Coffee People. In its first quarter ended September 20, 1997, Gloria Jean's generated systemwide sales of $20.5 million, revenue of $8.2 million and EBITDA (earnings before interest, taxes, depreciation and amortization) of $1.1 million. Coffee People's third quarter ended September 30, 1997 produced revenue of $6.0 million and EBITDA of $195,000.
         Under the agreement, Coffee People, which currently has 3.3 million shares outstanding, will issue approximately 7.5 million shares of Coffee People common stock to Second Cup, giving Second Cup 69.5 percent ownership of the combined company. The number of shares to be issued is subject to adjustment upward or downward under certain circumstances based on financial performance of each company through their December periods. The merger requires shareholder and regulatory approval and is expected to close in March 1998.
                                     -more-
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         "This merger offers  exciting  prospects for our  shareholders  and the specialty coffee industry," said Devine. "It is a major step in the ongoing consolidation of the industry in the United States and provides a solid base from which to continue to grow."
         Devine said that Gloria Jean's is a leading specialty coffee retailer with a strong brand franchise throughout the United States. It also has 27 stores internationally with operations in Japan, Mexico, Ireland, Korea, Australia, and the United Arab Emirates. Its parent company, Second Cup, is the leading specialty coffee retailer in Canada operating more than 300 retail outlets under its own name. For its fiscal year ended June 28, 1997, Second Cup had systemwide sale from its Canadian operations of $108 million (Canadian), revenue of $19.5 million (Canadian) and EBITDA of $8.1 million (Canadian).
         "As a combined company, we will have strength in mall-based operations as well as neighborhood and drive-through store formats," said Devine. Gloria Jean's stores offer a full range of gourmet coffees and teas, as well as a variety of related gifts, supplies, equipment and accessories. Coffee People stores cater to espresso and coffee beverages in addition to tea, whole bean coffee, ice cream and coffee-related products.
         "The company will also benefit from vertical integration of its roasting and retail operation," said Devine. Gloria Jean's owns and operates a full roasting operation in Castroville, California that supplies its stores.
         "Coffee People's stores and its stores in Arizona, operated as Coffee Plantation, will continue doing business under their own brand names as will the existing Gloria Jean's," Devin pointed out. "We expect to achieve economies of scale in our general and administration overhead structures as well as other operating synergies."
         Devine said that the combined company will have greater financial resources that will enable the further expansion of Coffee People and Coffee Plantation stores in Coffee People's existing Oregon and Arizona markets.
         Following the merger, Coffee People's fiscal year will be changed to end on the last Saturday of June, consistent with Second Cup's fiscal year. Alton McEwen, president and chief operating officer of Second Cup's U.S. operations, will be president and chief executive officer of the combined company which will be located in Castroville. Devine will continue as president of Coffee People's operations -- which will maintain a regional staff in Portland and Phoenix -- along with additional development responsibilities.
         Coffee People, headquartered in Portland, Oregon, has been in business since 1983 and operates coffee houses, Motor Mokas(R) and Aero Mokas(R), primarily in Oregon and Arizona. The Second Cup Ltd., headquartered in Toronto, Canada, is the leading specialty coffee company in Canada and the second largest specialty coffee retailer in North America.
         This news release contains forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially from projected results. For a complete discussion of the risks associated with forward-looking information, refer to the Risk Factors contained in the company's 10-KSB for 1996 and Registration Statement of Form SB-2 as filed with the Securities and Exchange Commission effective September 25, 1996.